EXHIBIT 99.1

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES REPORTS JANUARY 2005

OPERATIONAL PERFORMANCE

HOUSTON, Feb. 1, 2005 - Continental Airlines (NYSE: CAL) today reported a January consolidated (mainline plus regional) load factor of 75.3 percent, 4.9 points above last year's January consolidated load factor, and a mainline load factor of 76.1 percent, 4.7 points above last year's January mainline load factor. The carrier reported a domestic mainline load factor of 76.1 percent, 6.6 points above January 2004, and an international mainline load factor of 76.2 percent, 2.1 points above January 2004. All four were operational records for January.

During the month, Continental recorded a U.S. Department of Transportation on-time arrival rate of 78.0 percent and a mainline completion factor of 98.9 percent.

In January 2005, Continental flew 5.9 billion consolidated revenue passenger miles (RPMs) and 7.8 billion consolidated available seat miles (ASMs), resulting in a traffic increase of 12.0 percent and a capacity increase of 4.6 percent as compared to January 2004. In January 2005, Continental flew 5.2 billion mainline RPMs and 6.9 billion mainline ASMs, resulting in a mainline traffic increase of 10.1 percent and a mainline capacity increase of 3.2 percent as compared to January 2004. Domestic mainline traffic was 2.9 billion RPMs in January 2005, up 4.9 percent from January 2004, and domestic mainline capacity was 3.8 billion ASMs, down 4.1 percent from January 2004.

For the month of January 2005, both consolidated and mainline passenger revenue per available seat mile (RASM) are estimated to have increased between 3.5 and 4.5 percent compared to January 2004. For December 2004, consolidated RASM decreased 4.0 percent and mainline RASM decreased 4.5 percent compared to December 2003. Continental estimates the current adverse impact on its revenue from the recent domestic fare restructuring will be in the range of $10-12 million per month.

Continental's regional operations (Continental Express) set a record January load factor of 69.0 percent, 7.7 points above last year's January load factor. Regional RPMs were 618.5 million and regional ASMs were 896.4 million in January 2005, resulting in a traffic increase of 31.6 percent and a capacity increase of 16.9 percent versus January 2004.

Continental Airlines is the world's sixth-largest airline with more than 3,000 daily departures throughout the Americas, Europe and Asia. Continental serves 152 domestic and 122 international destinations - more than any other airline in the world - and nearly 400 additional points are served via SkyTeam alliance airlines. With 41,000 employees, the airline has hubs serving New York, Houston, Cleveland and Guam, and carries approximately 55 million passengers per year. In 2004, Continental earned awards and critical acclaim for both its operation and its corporate culture. FORTUNE ranks Continental one of the 100 Best Companies to Work For in America, an honor it has earned for six consecutive years, and also ranks Continental as the top airline in its Most Admired Global Companies in 2004. The carrier won major awards at the 2004 OAG Airline of the Year Awards including "Airline of the Year," "Best Airline Based in North America" and "Best Executive/Business Class." For more company information, visit continental.com.

This press release contains forward-looking statements that are not limited to historical facts, but reflect the company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the company's 2003 10-K and its other securities filings, which identify important matters such as terrorist attacks, domestic and international economic conditions, the significant cost of aircraft fuel, labor costs, competition, regulatory matters and industry conditions, including the demand for air travel, the airline pricing environment and industry capacity decisions. The company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release.

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PRELIMINARY TRAFFIC RESULTS

JANUARY	2005	2004	Change
REVENUE PASSENGER MILES (000)
Domestic	2,862,152	2,727,789	4.9	Percent

International	2,380,142	2,035,292	16.9	Percent
Transatlantic	984,024	802,568	22.6	Percent
Latin America	838,030	744,115	12.6	Percent
Pacific	558,088	488,609	14.2	Percent

Mainline	5,242,293	4,763,081	10.1	Percent
Regional	618,525	470,022	31.6	Percent
Consolidated	5,860,818	5,233,103	12.0	Percent

AVAILABLE SEAT MILES (000)
Domestic	3,761,409	3,922,329	(4.1)	Percent

International	3,123,233	2,746,230	13.7	Percent
Transatlantic	1,327,038	1,110,968	19.4	Percent
Latin America	1,078,493	1,001,845	7.7	Percent
Pacific	717,702	633,416	13.3	Percent

Mainline	6,884,642	6,668,559	3.2	Percent
Regional	896,428	766,890	16.9	Percent
Consolidated	7,781,070	7,435,449	4.6	Percent

PASSENGER LOAD FACTOR
Domestic	76.1 Percent	69.5 Percent	6.6	Points

International	76.2 Percent	74.1 Percent	2.1	Points
Transatlantic	74.2 Percent	72.2 Percent	2.0	Points
Latin America	77.7 Percent	74.3 Percent	3.4	Points
Pacific	77.8 Percent	77.1 Percent	0.7	Points

Mainline	76.1 Percent	71.4 Percent	4.7	Points
Regional	69.0 Percent	61.3 Percent	7.7	Points
Consolidated	75.3 Percent	70.4 Percent	4.9	Points

ONBOARD PASSENGERS
Mainline	3,356,801	3,133,285	7.1	Percent
Regional	1,103,433	880,627	25.3	Percent
Consolidated	4,460,234	4,013,912	11.1	Percent

CARGO REVENUE TON MILES (000)
Total	81,405	75,485	7.8	Percent
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PRELIMINARY OPERATIONAL AND FINANCIAL RESULTS
JANUARY	2005	2004	Change
On-Time Performance [1]	78.0%	79.9%	(1.9)	Points
Completion Factor [2]	98.9%	99.3%	(0.4)	Points
December 2004 consolidated breakeven load factor [3,4]			85.5	Percent
December 2004 year-over-year consolidated RASM change			(4.0)	Percent
December 2004 year-over-year mainline RASM change			(4.5)	Percent
January 2005 estimated year-over-year consolidated RASM change			3.5-4.5	Percent
January 2005 estimated year-over-year mainline RASM change			3.5-4.5	Percent
January 2005 estimated average price per gallon of fuel, including fuel taxes			1.37	Dollars
January 2005 estimated consolidated breakeven load factor [3,5]			82.0	Percent
January 2005 actual consolidated load factor [6]			75.3	Percent
February 2005 estimated consolidated breakeven load factor [3]			89.0	Percent

1 Department of Transportation Arrivals within 14 minutes
2 Mainline Mileage Completion Percentage

3 Consolidated load factor (including Continental Airlines and Continental Express) needed to break even on a consolidated net income basis. Actual consolidated breakeven load factor may vary significantly from estimates depending on actual passenger revenue yields, fuel price and other factors. Month-to-date consolidated load factor information can be found on Continental's website at continental.com in the
  Investor Relations-Financial/Traffic Releases section.

4 Charges related to MD-80 aircraft retirements and expected future costs for frequent flyer reward redemptions on alliance carriers increased the breakeven load factor by 3.0 percentage points.
5 Gains related to the contribution of XJT shares to the pension plan decreased the breakeven load factor by 6.5 percentage points.
6 Includes Continental Airlines and Continental Express